Exhibit 99.1

1025 Eldorado Boulevard Broomfield, Colorado 80021 www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Chris Hardman		Valerie Finberg
	720-888-2292		720-888-2501

Level 3 Announces Receipt of Requisite Consents in Tender

Offers and Consent Solicitations

BROOMFIELD, Colo., March 2, 2007 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today that, as part of its previously announced tender offer and consent solicitation for its 11% Senior Notes due 2008 (the “11% Notes”) and Level 3 Financing, Inc.’s previously announced tender offer for its Floating Rate Senior Notes due 2011 (the “Floating Rate Notes”), as of 12:01 a.m., New York City time, on March 1, 2007 (the “Consent Time”), Level 3 had accepted tenders and consents for approximately 73% of the aggregate principal amount outstanding of the 11% Notes and Level 3 Financing had accepted tenders and consents for approximately 96% of the aggregate principal amount outstanding of the Floating Rate Notes.

In connection with the tender offer and related consent solicitation for the 11% Notes, on March 1, 2007, Level 3 Communications, Inc. entered into a Supplemental Indenture (the “11% Supplemental Indenture”) amending the Indenture, dated as of February 29, 2000, between Level 3 and The Bank of New York, as Trustee, relating to the 11% Notes (the “11% Note Indenture”). The 11% Supplemental Indenture was entered into by Level 3 and The Bank of New York, as Trustee. The 11% Supplemental Indenture amends the 11% Note Indenture to eliminate substantially all of the covenants and certain events of default and related provisions contained in the 11% Note Indenture.

In connection with the tender offer and related consent solicitation for the Floating Rate Notes, on March 1, 2007, Level 3 Financing, Inc. entered into a Supplemental Indenture (the “Floating Rate Supplemental Indenture”) amending the Indenture, dated as of March 14, 2006, among Level 3, as Guarantor, Level 3 Financing, Inc., as Issuer, and The Bank

of New York, as Trustee, relating to the Floating Rate Notes (the “Floating Rate Note Indenture”). The Floating Rate Supplemental Indenture was entered into among Level 3, Level 3 Financing, Inc., Level 3 Communications, LLC, Broadwing Financial Services, Inc. and The Bank of New York, as Trustee. The Floating Rate Supplemental Indenture amends the Floating Rate Note Indenture to (i) eliminate substantially all of the covenants and certain events of default and related provisions contained in the Floating Rate Indenture and (ii) modify the provisions in the Floating Rate Indenture providing for satisfaction and discharge and covenant defeasance.

The tender offer for the 11% Notes (the “Level 3 Tender Offer”) and the tender offer for the Floating Rate Notes (the “Level 3 Financing Tender Offer” and together with the Level 3 Tender Offer, the “Tender Offers”) are each scheduled to expire at 12:01 a.m., New York City time, on March 15, 2007 (the “Expiration Date”). Notes tendered in the Tender Offers after the Consent Time, but prior to the Expiration Date will not receive a consent payment. Notes tendered in the Tender Offers on or prior to the Consent Time may no longer be withdrawn. The settlement date for notes tendered in the Tender Offers on or prior to the Consent Time was March 1, 2007.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities with respect to the 11% Notes and the Floating Rate Notes. The Tender Offers may only be made pursuant to the terms of the applicable Offer to Purchase and the related Letter of Transmittal.

The complete terms and conditions of the Tender Offers are set forth in separate Offers to Purchase that have been sent to holders of the 11% Notes and the Floating Rate Notes, as applicable. Holders are urged to read the tender offer documents carefully. Copies of each Offer to Purchase and each related Letter of Transmittal may be obtained from the Information Agent for the Tender Offers, Global Bondholder Services Corporation, at (212) 430-3774 and (866) 389-1500 (toll-free).

Merrill Lynch & Co. is the Dealer Manager for the Tender Offers. Questions regarding the tender offer may be directed to Merrill Lynch & Co. at (888) 654-8637 (toll-free) and (212) 449-4914.

About Level 3 Communications

Level 3 Communications, Inc (Nasdaq: LVLT), an international communications company, operates one of the largest Internet backbones in the world. Through its customers, Level 3 is the primary provider of Internet connectivity for millions of broadband subscribers. The company provides a comprehensive suite of services over its broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, voice services and voice over IP services. These services provide building blocks that enable Level 3’s customers to meet their growing demands for advanced communications solutions. The company’s Web address is www.Level3.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: integrate strategic acquisitions; increase the volume of traffic on our network; defend our intellectual property and proprietary rights; develop new products and services that meet customer demands and generate acceptable margins; successfully complete commercial testing of new technology and information systems to support new products and services; attract and retain qualified management and other personnel; and meet all of the terms and conditions of our debt obligations. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.